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[U.S. Long Distance Logo]



August 21, 1996


VIA FACSIMILE 770-751-9082


Mr. Rodger L. Johnson
President
Communications Central, Inc.
1150 Northmeadow Parkway, Suite 118
Roswell, Georgia 30076

RE: TELECOMMUNICATIONS AGREEMENT

Dear Mr. Johnson:

This letter amends that certain Telecommunications Agreement dated January 11, 1995 (the "January 11 Agreement") by and between U. S. Long Distance, Inc. ("USLDI") and Communications Central, Inc. ("CCI"), as amended by the agreement of February 23, 1996 (the "February 23 Agreement"), copies of which are attached hereto as Exhibit "A" and incorporated herein for all purposes (collectively, the "Agreement"), as follows:

1. Paragraph 2, of the January 11 Agreement, is hereby amended in its entirety to read as follows:

    "2. For the telecommunications services as set forth in (a) through (f) and (h) above, CCI agrees to pay USLDI as follows:

         (a) For services rendered by USLDI pursuant to subparagraphs 1(a) through 1(h) above, $0.50 per completed automated call until August 31, 1998;

         (b) For services rendered by USLDI pursuant to subparagraphs 1(a) through 1(h) above, $1.15 per completed live call until August 31, 1998;

         (c) For services rendered by USLDI pursuant to subparagraph 1(h) above, $0.08 per minute for origination charges, billed in six-second increments and $0.06 per minute for termination charges, billed in full minute increments;

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Mr. Rodger Johnson
Communications Central, Inc.
August 21, 1996
Page 2
         (d) In the event USLDI elects to utilize automated collect call processing for any or all of the pay telephones under this Agreement, $0.50 per completed automated collect call through August 31, 1998; and

         (e) Services above will not include "211" services. For such repair and refund services (211), USLDI will charge $0.65 per call and $.08 per origination."

2. Paragraph 3, of the January 11 Agreement, is hereby amended in its entirety to read as follows:

    "3. CCI must bill no fewer than 475,000 operator service calls per quarter pursuant to the Agreement beginning August 1, 1996 to July 31, 1997 and 400,000 operator service per quarter calls from August 1, 1997 to July 31, 1998. In the event CCI bills fewer than 475,000 operator service calls per quarter for the first year and 400,000 operator service calls per quarter for the second year, CCI shall promptly pay USLDI $.70 for each call that is below the minimum."

3. Paragraph 4, of the January 11 Agreement, is hereby amended by substituting the "August 31, 1998" for "December 31, 1997" as the expiration date of the Agreement in the first sentence. The remaining provisions of Paragraph 4 are unchanged.

4. Paragraph 8, of the January 11 Agreement, is hereby deleted in its entirety.

5. Paragraph 9, of the January 11 Agreement, is hereby deleted in its entirety.

6. Paragraph 11 of the Agreement is hereby amended by adding the following paragraph:

    "The outstanding warrant to purchase 125,000 shares of the common stock of U.S. Long Distance Corp. shall be adjusted in exercise price and number of warrants granted as set forth in Article IV of the Distribution Agreement by and between U.S. Long Distance Corp. and Billing Information Concepts Corp. ("BICC"), a copy of such Article IV being attached here to as Exhibit "D" and incorporated herein for all purposes, in order to prevent any diminution in value of such warrants as a result of a the spin-off by the Company of BICC. All of the foregoing adjustments made in respect of CCI's warrant position shall be made in a manner and on terms consistent with other adjustments made by U.S. Long Distance Corp. and BICC on behalf of other similar warrant and option holders U.S. Long Distance Corp. agrees to amend its warrant agreement with CCI to

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Mr. Rodger Johnson
Communications Central, Inc.
August 21, 1996
Page 3
    provide standard anti-dilution protections and adjustments in favor of CCI in respect of any future merger, stock purchase, asset purchase, combination, divestiture, spin-off or other similar transaction. Further, U.S. Long Distance Corp. agrees to amend its Distribution Agreement with BICC pursuant to Section 4.04 to provide the same anti-dilution features pertaining to the BICC common stock. In addition, U.S. Long Distance Corp. and BICC agree to register the shares of stock underlying the warrants within thirty (30) days after the warrants vest under the Agreement."

7.  A new Paragraph 13 is hereby added to the Agreement as follows:

    "13. CCI agrees to enter into a Telecommunications Agreement whereby USLDI shall provide dedicated and switched long distance services in addition to the Origination and Termination minutes for their operator service and 211 service calls, at the rates set forth in the schedules attached hereto as Exhibit "B" and incorporated herein for all purposes. Such agreement shall provide that CCI shall process no fewer than 6,000,000 billable long distance minutes quarterly beginning September 1, 1996 and ending August 31, 1997; 8,000,000 billable long distance minutes quarterly beginning September 1, 1997 and ending August 31, 1998; and, in the event CCI processes fewer than the agreed minimum billable long distance minutes per quarter, CCI shall promptly pay USLDI $0.03 for each long distance minute that is below the minimum."

8. Notwithstanding any provision in the Agreement or this Amendment to the contrary, CCI shall have the right, in its sole discretion and without penalty, to terminate only the Operator Services portion of the Agreement by giving USLDI thirty (30) days' written notice if:

    (a) At any time during the term of the Agreement, the Federal Communications Commission ("FCC") or any other regulatory agency imposes regulations based on limiting charges for Interstate operator-assisted calls to an amount up to and including thirty percent (30%) above dominant or largest carrier rates, either as a benchmark, rate ceiling or otherwise, pursuant to the Second Further Notice of Proposed Rulemaking in FCC Docket No. 92-77 ("NPRM"), or pursuant to any other applicable proceeding; and/or

    (b) If the FCC imposes regulations that cause or have the effect of causing USLD to change the branding associated with Interstate operator assisted calls originating from CCI's telephones, such that the branding incorporates specific language or rate elements in a manner not universally

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Mr. Rodger Johnson
Communications Central, Inc.
August 21, 1996
Page 4
         imposed upon all Interexchange Carriers, or that cause delineation of rates to allow for comparison between operator or payphone services providers, CCI, upon such change, shall have the right to terminate the Agreement

9. USLDI agrees that if, during the term of the Agreement or this Amendment, it obtains any reductions or increases in its access charges, it shall pass all such reductions through to CCI.

10. CCI shall have the right, upon fourteen (14) days' written notice, to audit all records maintained by USLDI relating to the Agreement or this Amendment.

11. The Commission Structure attached to the January 11th Agreement is hereby amended in its entirety and is hereby replaced by the Commission Structure attached herein as Exhibit "C" to this Agreement.

If the foregoing represents your agreement and understanding, please execute in the space provided below and return by facsimile (210-979-0956) to the undersigned, and I shall cause the appropriate documents to be executed and forwarded to you.

Sincerely,

U. S. LONG DISTANCE CORP.


By: /S/ LARRY M. JAMES
    --------------------
    Larry James
    President

U. S. LONG DISTANCE, INC.              AGREED TO AND ACCEPTED
                                       on this 30TH day of AUG., 1996:

By: /S/ STAN MASTERS                   COMMUNICATIONS CENTRAL, INC.
    --------------------
    Stan Masters
    Senior Vice President
    Sales/Customer Service             By:  /S/ RODGER L. JOHNSON
                                            ---------------------------------
                                            Rodger L. Johnson
                                            President